EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in (a) Registration Statement No. 333-267682 on Form S-3; (b) Registration Statement No. 333-162290 on Form S-8; (c) Registration Statement No. 333-197659 on Form S-8; (d) Registration Statement No. 333-207157 on Form S-8; (e) Registration Statement No. 333-266056 on Form S-3; and (f) Registration Statement No. 333-253523 on Form S-8 of Vertex Energy, Inc. of our reports dated March 1, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

/s/ Ham, Langston & Brezina L.L.P.

Houston, Texas
March 1, 2023